EXHIBIT 99.1

LBI Media, Inc. Reports Fourth Quarter and Full Year 2007 Results

2007 Net Revenues Increase 7.1% to $115.7 million

Adjusted EBITDA1, excluding a one-time debt redemption charge3, increases 9.5% to $52.8 million in 2007 and 8.8% in Fourth Quarter 2007

Burbank, CA – March 31, 2008 – LBI Media, Inc. announced its financial results today for the quarter and year ended December 31, 2007.

Contact: Lenard Liberman

(818) 563-5722

Results for the Quarter Ended December 31, 2007

For the quarter ended December 31, 2007, net revenues increased by $0.2 million, or 0.5%, to $27.7 million as compared to $27.5 million for the same period in 2006. The increase was primarily attributable to increased advertising revenue in the company’s Los Angeles and Dallas radio markets. The increase in advertising revenue in Dallas was partially due to increases in the company’s audience and the acceptance by advertisers of the company’s station formats. Operating expenses increased by $4.5 million, or 21.8%, to $25.1 million for the three months ended December 31, 2007, from $20.6 million for the same period in 2006. The growth in operating expenses was primarily attributable to: (i) an increase in broadcast license impairment charges related to the company’s Dallas radio stations, (ii) additional expenses for its Dallas radio stations and the company’s newly acquired stations in Riverside/San Bernardino (KRQB-FM) and Salt Lake City (KPNZ-TV) and (iii) higher programming expenses from the production of new in-house television programs. These gains were partially offset by declines in deferred compensation, promotional and selling, general and administrative expenses. Adjusted EBITDA1 increased by $0.8 million, or 8.8%, to $9.9 million for the quarter ended December 31, 2007, as compared to $9.1 million for the same period in 2006. The company’s Adjusted EBITDA margin2 increased to 35.7% in the fourth quarter of 2007 from 33.1% in the same quarter in 2006.

The company recognized a net loss of $4.9 million for the three months ended December 31, 2007, as compared to a net loss of $1.3 million for the same period of 2006, a decrease of $3.6 million. This increase in net loss was primarily attributable to a $5.1 million increase in broadcast license impairment charges, a $1.6 million increase in income tax expense and a $0.8 million increase in interest expense.

Radio division net revenues increased by $1.8 million, or 12.5%, to $15.6 million for the quarter ended December 31, 2007, from $13.8 million for the same quarter in 2006. As described earlier, this increase was primarily attributable to revenue growth in the company’s Los Angeles and Dallas markets. Operating expenses for the company’s radio division increased by $5.4 million, or 57.4%, to $14.8

(1)	The company defines Adjusted EBITDA as net income (loss) plus income tax expense, gain (loss) on sale of property and equipment, net interest expense, interest rate swap expense, impairment of broadcast licenses, depreciation and amortization and other non-cash gains and losses. The company’s management considers this measure an important indicator of its liquidity relating to its operations because it eliminates the effects of certain noncash items and the company’s capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, the company’s definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

In determining Adjusted EBITDA in past years, the company treated deferred compensation expense (benefit) as a noncash item, because it had the option and the intention to pay such amounts in the common stock of its indirect parent after the its indirect parent’s initial public offering. The company’s first payment became due in 2006 and it has made additional payments in 2007. The company determined that it could no longer meet the conditions necessary to pay the deferred compensation in stock. Accordingly, the company has settled its deferred compensation amounts in cash. The company has presented prior periods’ Adjusted EBITDA to conform to this current treatment. As a result, Adjusted EBITDA for prior periods may appear as a different amount from what the company has reported in prior periods.

(2)	The company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net revenues.

(3)	The one-time debt redemption charge relates to a $7.6 million early redemption premium on the company’s former 10 1/8% senior subordinated notes, which were repaid in August 2007.

million for the three months ended December 31, 2007, from $9.4 million for the same quarter in 2006. This increase was primarily attributable to an increase in broadcast license impairment charges relating to the company’s Dallas radio stations and higher programming and selling, general and administrative expenses related to these stations, as well as start up costs for the company’s newly acquired station in the Riverside/San Bernardino region of the Los Angeles market. These increases were partially offset by decreases in deferred compensation and depreciation and amortization expenses. Adjusted EBITDA1 for the company’s radio division increased by $1.1 million, or 20.0%, to $6.6 million for the three months ended December 31, 2007, as compared to $5.5 million for the same period in 2006.

Television division net revenues decreased by $1.6 million, or 11.7%, to $12.1 million for the three months ended December 31, 2007, from $13.7 million for the same period in 2006. This decrease was primarily attributable to lower advertising revenue in the company’s California market, partially offset by increased advertising revenues in the company’s Texas market. Operating expenses for the company’s television division decreased by $0.9 million, or 8.0%, to $10.3 million for the quarter ended December 31, 2007, from $11.2 million for the same period in 2006. The decrease was primarily due to lower selling, general and administrative expenses that were partially offset by an increase in programming expenses related to the production of new in-house programming. Adjusted EBITDA1 for the television division decreased by $0.3 million, or 8.3%, to $3.3 million for the quarter ended December 31, 2007, from $3.6 million for the same quarter in 2006.

Results for the Year Ended December 31, 2007

Net revenues increased $7.7 million, or 7.1%, to $115.7 million for the year ended December 31, 2007 compared to $108.0 million in 2006. The increase was primarily attributable to increased advertising revenue in the company’s Los Angeles and Dallas radio markets. Operating expenses increased by $10.3 million, or 14.8%, to $80.0 million for the year ended December 31, 2007, from $69.7 million in 2006. The growth in operating expenses was primarily attributable to higher broadcast license impairment charges, related to the company’s Dallas radio stations, and an increase in depreciation expense resulting from the completion of construction of three radio tower sites in Texas and the write off of certain broadcast equipment associated with the company’s San Diego television station that was destroyed in wildfires in October 2007. This increase also resulted from higher selling, general and administrative expenses and programming expenses related to the production of new in-house television programs, as well as additional expenses for the company’s Dallas radio stations and newly acquired radio station in the Riverside/San Bernardino region of its Los Angeles market. These increases in operating expenses were partially offset by a decrease in deferred compensation expense.

Adjusted EBITDA1 decreased by $3.0 million, or 6.2%, to $45.2 million for the year ended December 31, 2007, as compared to $48.2 million in 2006. This decline was primarily attributable to a $7.6 million early redemption premium on the company’s 10 1/8% senior subordinated notes, which were redeemed in August 2007. This charge was partially offset by increased revenues from company’s radio stations and a deferred compensation benefit during the year. The company’s Adjusted EBITDA margin2 decreased to 39.1% for the year ended December 31, 2007, from 44.6% in 2006. However, excluding the $7.6 million early redemption charge, Adjusted EBITDA1 increased 9.5% to $52.8 million and the company’s Adjusted EBITDA margin2 increased to 45.6% from 44.6% in 2006.

The company recognized a net loss of $53.9 million for the year ended December 31, 2007, as compared to net income of $11.0 million in 2006, a decrease of $64.9 million. This change was primarily attributable to: (i) the termination of the company’s S Corporation status in March 2007 which resulted in a one-time non-cash charge of $46.8 million to adjust the company’s deferred tax accounts, (ii) an $8.8 million one-time loss on the redemption of the company’s 10 1/8% senior subordinated notes in August 2007, (iii) a $5.3 million increase in broadcast license impairment charges primarily related to the company’s Dallas radio properties and (iv) a $5.0 million increase in net interest and swap rate expenses.

Radio division net revenues increased by $9.8 million, or 19.1%, to $61.2 million for the year ended December 31, 2007, from $51.4 million in 2006. This growth was attributable to revenue increases in the company’s Los Angeles and Dallas markets. Operating expenses for the company’s radio division increased by $9.5 million, or 32.2%, to $39.0 million for the year ended December 31, 2007, from $29.5 million for the same period in

2006. This increase in operating expenses was primarily attributable to: (i) an increase in broadcast license impairment charges, (ii) additional expenses related to the Dallas radio stations the company acquired in November 2006 and (iii) local marketing agreement fees and other start up costs for its recently acquired radio station in the Riverside/San Bernardino region of the Los Angeles market. These increases were partially offset by a decrease in deferred compensation expense. Adjusted EBITDA1 for the company’s radio division increased by $8.4 million, or 32.3%, to $34.4 million for the year ended December 31, 2007, as compared to $26.0 million for the same period in 2006.

Television division net revenues decreased by $2.1 million, or 3.7%, to $54.5 million for the year ended December 31, 2007, from $56.6 million for the same period in 2006. This decrease was attributable to lower advertising revenue in the company’s California markets, which were partially offset by increased advertising revenue in its Texas markets. Operating expenses for the company’s television division increased by $0.8 million, or 2.0%, to $41.0 million for the year ended December 31, 2007, from $40.2 million for the same period in 2006. This increase was primarily attributable to higher programming expenses related to additional production of in-house television programming and to increases in depreciation and amortization relating to the company’s existing properties and the write off of certain broadcast equipment associated with its San Diego television station that was destroyed in wildfires in October 2007. These increases were partially offset by lower broadcast license impairment charges and promotional expenses. Adjusted EBITDA1 for the company’s television division decreased by $3.8 million, or 17.1% to $18.4 million for the year ended December 31, 2007, from $22.2 million for the same period in 2006.

Commenting on the company’s results, Lenard Liberman, Executive Vice President, said, “While 2007 was a difficult year for our industry, we managed to grow our revenues and Adjusted EBITDA across our group of stations.

Our business model continues to display healthy operating leverage, as reflected in our Adjusted EBITDA margins which improved to 46%, after adjusting for the $7.6 million early redemption penalty we paid on our former 10 1/8% senior subordinated notes. We enter 2008 with higher ratings and market share on our television and radio stations and with the belief and hope that we will continue converting these improved ratings into additional revenues.

We were fortunate to refinance our high yield notes in July 2007 and to restructure our bank revolver before the credit markets shut down. Thankfully, we have a financial structure in place that is flexible and will allow us to prosper during these otherwise difficult times.”

Recent Developments

On November 30, 2007, two of the company’s wholly owned subsidiaries, KRCA Television LLC and KRCA License LLC, consummated the acquisition of selected assets of television station KPNZ-TV, licensed to Ogden, Utah, pursuant to an asset purchase agreement dated May 15, 2007, for a total purchase price of approximately $10.0 million.

On March 24, 2008, Wisdom Lu was appointed as the company’s Chief Financial Officer. Lenard Liberman resigned as our Chief Financial Officer on March 24, 2008, but continues to serve as the company’s Executive Vice President and Secretary.

Ms. Lu, age 41, joins the company from Health Net, Inc., one of the nation’s largest publicly traded managed health care companies, where she most recently served as Treasurer and Chief Investment Officer. Ms. Lu was at Health Net from 1996 until her departure in 2008 and was responsible for, among other things, capital structure planning, management of cash, investment, debt and equity, real estate and facilities and procurement. Ms. Lu has also served as Treasury Officer, Fixed Income Sales & Trading with National Westminster Bank, USA from 1995 to 1996 and as Management Associate, Fixed Income Sales & Trading with Citicorp Securities, Inc. from 1993 to 1995.

Ms. Lu received her Bachelor of Science degree in Civil Engineering, with a minor in Economics, from Rensselear Polytechnic Institute and her Master of Business Administration (Finance & International Business)

from the Leonard N. Stern School of Business at New York University. Ms. Lu holds professional designations of Chartered Financial Analyst and Professional Engineer (New York).

Fourth Quarter 2007 Conference Call

The company will host a conference call to discuss its financial results for the fourth quarter and full year of 2007 on Monday, March 31, 2008 at 5:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (877) 856-1965 five minutes prior to the scheduled start time of the call and asking for the “LBI Media, Inc. Full Year and Fourth Quarter 2007 Results Conference Call.” The conference call will be recorded and made available for replay through Friday, April 4, 2008. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 9407595.

Information for Holders of LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

Results for LBI Media, Inc.’s year ended December 31, 2007 will be posted on its website at www.lbimedia.com/investors. Holders and beneficial owners of LBI Media, Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Lenard Liberman at (818) 563-5722 to receive a temporary username and password.

About LBI Media, Inc.

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The company owns 22 radio stations (fifteen AM and seven AM) and five television stations in greater Los Angeles, CA (including Riverside, San Bernardino and Orange counties), Houston, TX, Dallas-Ft. Worth, TX, San Diego, CA and Salt Lake City, Utah. The company also own three television production facilities that is uses to produce television programming.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see the company’s recent public filings of its parent, LBI Media Holdings, Inc., for information about these and other risks that may affect them. The company and LBI Media Holdings undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net revenues	$27,684	$27,549	$115,667	$107,966
Operating expenses:
Program and technical, exclusive of deferred compensation expense of $0 and $701 for the three months ended December 31, 2007 and 2006, respectively, $0 and $707 for the twelve months ended December 31, 2007 and 2006, respectively, depreciation and amortization, and impairment of broadcast licenses shown below	6,404	5,050	23,725	19,348
Promotional, exclusive of depreciation and amortization, and impairment of broadcast licenses shown below	987	1,250	3,033	2,914
Selling, general and administrative, exclusive of deferred compensation expense (benefit) of $0 and $7 for the three months ended December 31, 2007 and 2006, respectively, $(3,952) and $241 for the twelve months ended December 31, 2007 and 2006, respectively, depreciation and amortization, and impairment of broadcast licenses shown below	10,378	11,425	40,078	36,590
Deferred compensation expense (benefit)	—	708	(3,952)	948
Depreciation and amortization	2,251	2,185	9,006	7,079
Impairment of broadcast licenses	5,097	—	8,143	2,844

Total operating expenses	25,117	20,618	80,033	69,723

Operating income	2,567	6,931	35,634	38,243
Loss on subordinated note redemption	—	—	(8,776)	—
Interest expense, net of amount capitalized	(7,512)	(6,742)	(30,513)	(25,549)
Interest rate swap expense	(1,824)	(1,784)	(2,410)	(1,784)
Interest and other income	50	100	814	191

Loss (income) before provision for income taxes	(6,719)	(1,495)	(5,251)	11,101
Provision for income taxes	1,799	185	(48,661)	(67)

Net (loss) income	$(4,920)	$(1,310)	$(53,912)	$11,034

Adjusted EBITDA (4)	$9,915	$9,116	$45,189	$48,166

Adjusted EBITDA Margin (5)	35.8%	33.1%	39.1%	44.6%

(4)	Refer to footnote (1) on Page 1.

(5)	Refer to footnote (2) on Page 1.

The table set forth below reconciles net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(In thousands)
Net cash provided by operating activities	$10,216	$11,662	$7,095	$25,426
Add:
Income tax (benefit) expense	(1,799)	(185)	48,661	67
Interest expense and other income, net	7,462	6,642	29,699	25,358
Less:
Amortization of deferred financing costs	(285)	(247)	(1,063)	(893)
Amortization of discount on subordinated notes	(60)	—	(105)	—
Amortization of program rights	(110)	(195)	(565)	(781)
Provision for doubtful accounts	(555)	(574)	(1,376)	(1,330)
Deferred compensation (expense) benefit	—	(708)	3,952	(948)
Changes in operating assets and liabilities:
Accounts receivable	(1,441)	(1,613)	1,660	2,800
Deferred compensation payments	—	1,627	4,377	1,627
Program rights	—	23	—	(13)
Amounts due from related parties	1	(461)	(11)	(221)
Prepaid expenses and other current assets	(62)	336	(188)	20
Employee advances	(49)	(212)	(59)	—
Accounts payable and accrued expenses	(982)	(2,906)	1,071	(2,172)
Accrued interest	(4,908)	(4,054)	(195)	(537)
Deferred taxes payable	1,483	4	(48,642)	4
Other assets and liabilities	1,004	(23)	878	(241)

Adjusted EBITDA	$9,915	$9,116	$45,189	$48,166

The following is a reconciliation of operating income to Adjusted EBITDA for the company’s radio division:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(In thousands)
Radio division operating income	$768	$4,424	$22,225	$21,845
Depreciation and amortization	746	1,067	4,057	2,862
Impairment of broadcast licenses	5,097	—	8,143	1,244

Radio division Adjusted EBITDA	$6,611	$5,491	$34,425	$25,951

The following is a reconciliation of operating income to Adjusted EBITDA for the company’s television division:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(In thousands)
Television division operating income	$1,799	$2,507	$13,409	$16,398
Depreciation and amortization	1,505	1,118	4,949	4,217
Impairment of broadcast licenses	—	—	—	1,600

Television division Adjusted EBITDA	$3,304	$3,625	$18,358	$22,215

The following is a reconciliation Adjusted EBITDA, as reported, to Adjusted EBITDA excluding a one-time redemption charge for the company:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(In thousands)
Adjusted EBITDA, as reported	$9,915	$9,116	$45,189	$48,166
Early redemption penalty on 10 1/8% senior subordinated notes	—	—	7,594	—

Adjusted EBITDA, excluding one-time redemption charge	$9,915	$9,116	$52,783	$48,166